EXHIBIT 99.1
FOR IMMEDIATE RELEASE

COMPRESSCO PARTNERS, L.P.
ANNOUNCES RECORD QUARTERLY PROFIT BEFORE TAX
AND IMPROVED FOURTH QUARTER 2013 RESULTS

Oklahoma City, Oklahoma (February 27, 2014) - Compressco Partners, L.P. (Compressco Partners or the Partnership) (NASDAQ: GSJK) today announced fourth quarter 2013 consolidated results. Earnings before interest, taxes, depreciation and amortization (EBITDA) for the fourth quarter of 2013 were $10.2 million, with net income of $6.3 million. This compares to EBITDA and net income of $9.4 million and $4.9 million, respectively, during the prior year period. Distributable cash flow for the quarter ended December 31, 2013 was $10.1 million (EBITDA and distributable cash flow are non-GAAP financial measures that are defined and reconciled to the nearest GAAP financial measures later in the release).

Highlights of the fourth quarter 2013 results include:

•	highest levels of quarterly Partnership profit before tax and net income;

•	increased average compressor utilization of 85.5%;

•	cost of compression as a percentage of compression services revenues decreased compared to the prior year quarter and third quarter of 2013; and

•	acquisition of 18 three stage SuperJack™ compressor packages in the 80 to 300 horsepower range for use in gas lift applications.

Consolidated revenues for both of the quarters ended December 31, 2013 and 2012 were $32.4 million. Income before tax for the quarter ended December 31, 2013 was $6.1 million versus $5.9 million for the fourth quarter of 2012. Results of operations for the fourth quarter of 2013 compared to the fourth quarter of 2012 reflect increased sales of compressors and parts. Compression and other service revenues were down $1.8 million compared to the fourth quarter of 2012, due primarily to lower well monitoring activity in Mexico. Compression and other services revenues in the United States continue to increase due, in part, to continued demand for our unconventional services. Cost of compression and other services as a percentage of revenues decreased sequentially and compared to the prior year due primarily to labor and equipment related cost reductions in Mexico and overall cost reduction actions taken throughout 2013.

Unaudited results of operations for the three month and full year periods ended December 31, 2013 compared to the respective prior year periods are presented in the accompanying financial tables.

Ronald J. Foster, President of Compressco Partners, remarked, “I am very pleased to report the Partnership’s highest single quarterly profit before tax since its formation. Our fourth quarter results reflect our commitment to improve compressor fleet utilization and operational efficiencies, maintain costs and improve margins. We also benefitted from higher levels of compressor package sales. Our recent distribution increase represents our fifth increase in quarterly distribution over the last six quarters and is a 4% increase over the distribution attributable to the fourth quarter of 2012. We are also pleased to introduce the SuperJack™ to our compressor fleet to support gas lift opportunities. These assets have been deployed into resource plays where we currently have strong service infrastructure. I am proud of the strong finish to 2013, especially the improvement in our domestic operations that helped to offset the revenue decline in Mexico. I am also proud of the entire Compressco team for the 2013 full year results.”

Compressco Partners will host a conference call to discuss fourth quarter 2013 results today, February 27, 2014, at 10:30 am Eastern Time. The phone number for the call is 877/870-4263. The conference will also be available by live audio webcast and may be accessed through the Compressco Partners website at www.compressco.com.

On January 21, 2014, Compressco Partners announced that the board of directors of its general partner declared a cash distribution attributable to the fourth quarter of 2013 of $0.4375 per outstanding unit, which was paid on February 14, 2014 to unitholders of record as of the close of business on January 31, 2014. The distribution coverage ratio (Non-GAAP Financial Measure as described below) for the fourth quarter of 2013 was 1.46x.

Compressco Partners is a provider of compression-based production enhancement services, which are used in both conventional wellhead compression applications and unconventional compression applications, and in certain circumstances, well monitoring and sand separation services. Compressco Partners provides services to a broad base of natural gas and oil exploration and production companies operating throughout many of the onshore producing regions of the United States. Internationally, Compressco Partners has significant operations in Mexico and Canada and a growing presence in certain countries in South America, Europe, and the Asia-Pacific region. Compressco Partners is managed by Compressco Partners GP Inc., which is an indirect, wholly owned subsidiary of TETRA Technologies, Inc. (NYSE: TTI).

Forward Looking Statements

This press release includes certain statements that are deemed to be forward-looking statements. Generally, the use of words such as “may,” “expect,” “intend,” “estimate,” “projects,” “anticipate,” “believe,” “assume,” “could,” “should,” “plans,” “targets” or similar expressions that convey the uncertainty of future events, activities, expectations or outcomes identify forward-looking statements. These forward-looking statements include statements concerning expected results of operations for 2014, anticipated activities by our customers, financial guidance, estimated distributable cash, estimated earnings, earnings per unit, and statements regarding Compressco Partners' beliefs, expectations, plans, goals, future events and performance, and other statements that are not purely historical. These forward-looking statements are based on certain assumptions and analyses made by Compressco Partners in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of risks and uncertainties, many of which are beyond the control of Compressco Partners. Investors are cautioned that any such statements are not guarantees of future performances or results and that actual results or developments may differ materially from those projected in the forward-looking statements. Some of the factors that could affect actual results are described in Compressco Partners' Annual Report on Form 10-K for the year ended December 31, 2012, as well as other risks identified from time to time in its reports on Form 10-Q and Form 8-K filed with the U.S. Securities and Exchange Commission. Compressco Partners undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

Results of operations (unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
	(In Thousands)
Revenues
Compression and other services	$28,067	$29,833	$112,937	$102,260
Sales of compressors and parts	4,380	2,585	8,364	6,322
Total revenues	32,447	32,418	121,301	108,582

Cost of revenues (excluding depreciation and amortization expense)
Cost of compression and other services	14,812	16,268	63,425	53,818
Cost of compressors and parts sales	2,595	1,625	4,691	3,682
Total cost of revenues	17,407	17,893	68,116	57,500

Selling, general and administrative expense	4,479	4,882	17,467	17,270
Depreciation and amortization	3,919	3,506	14,642	13,227
Interest (income) expense, net	166	23	469	25
Other (income) expense, net	349	258	782	876
Income before tax provision	6,127	5,856	19,825	19,684
Provision for income taxes	(220)	957	2,258	3,353
Net income	$6,347	$4,899	$17,567	$16,331

Net income per diluted common unit	$0.40	$0.31	$1.10	$1.03

NOTE: Beginning with the three month period ended September 30, 2013, certain ad valorem tax expenses for operating equipment are classified as cost of compression and other services instead of being included in general and administrative expenses as reported in prior periods. Prior period amounts have been reclassified to conform to the current year period’s presentation. The amount of such reclassification is $0.6 million for the six month period ended

June 30, 2013, and $0.3 million and $1.5 million for the three and twelve month periods ended December 31, 2012, respectively. This reclassification has no effect on net income for any of the periods presented.

Reconciliation of Non-GAAP Financial Measures

Compressco Partners includes in this release the non-GAAP financial measures EBITDA, distributable cash flow and distribution coverage ratio. EBITDA is used as a supplemental financial measure by the Partnership's management to:

•	assess the Partnership's ability to generate available cash sufficient to make distributions to the Partnership's unitholders and general partner;

•	evaluate the financial performance of its assets without regard to financing methods, capital structure or historical cost basis;

•	measure operating performance and return on capital as compared to those of our competitors; and

•	determine the Partnership's ability to incur and service debt and fund capital expenditures.

The Partnership defines EBITDA as earnings before interest, taxes, depreciation and amortization.

Distributable cash flow is used as a supplemental financial measure by the Partnership's management as it provides important information relating to the relationship between our financial operating performance and our cash distribution capability. Additionally, the Partnership uses distributable cash flow in setting forward expectations and in communications with the board of directors of our general partner. The Partnership defines distributable cash flow as EBITDA less current income tax expense, maintenance capital expenditures, and interest expense, plus the non-cash cost of compressors sold and equity compensation expense. The Partnership also calculates the ratio of distributable cash flow to the total cash distributed (the distribution coverage ratio) as it provides important information relating to the relationship between the Partnership’s financial operating performance and its cash distribution capability. The Partnership defines the distribution coverage ratio as the ratio of distributable cash flow to the quarterly distribution payable on all outstanding common and subordinated units and the general partner interest.

These non-GAAP financial measures should not be considered an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP. These non-GAAP financial measures may not be comparable to EBITDA, distributable cash flow or other similarly titled measures of other entities, as other entities may not calculate these non-GAAP financial measures in the same manner as Compressco Partners. Management compensates for the limitation of these non-GAAP financial measures as an analytical tool by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating this knowledge into management's decision making process. Furthermore, these non-GAAP measures should not be viewed as indicative of the actual amount of cash that Compressco Partners has available for distributions or that the Partnership plans to distribute for a given period, nor should they be equated to available cash as defined in the Partnership's partnership agreement.

The following table reconciles net income to EBITDA for the three and twelve month periods ended December 31, 2013 and December 31, 2012:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
	(In Thousands)
Net income	$6,347	$4,899	$17,567	$16,331
Provision for income taxes	(220)	957	2,258	3,353
Depreciation and amortization	3,919	3,506	14,642	13,227
Interest (income) expense, net	166	23	469	25
EBITDA	$10,212	$9,385	$34,936	$32,936

The following table reconciles net income to distributable cash flow and distribution coverage ratio for the three and twelve month periods ended December 31, 2013:

	Three Months Ended	Twelve Months Ended
	December 31, 2013	December 31, 2013
	(In Thousands)
Net income	$6,347	$17,567
Provision for income taxes	(220)	2,258
Depreciation and amortization	3,919	14,642
Interest (income) expense, net	166	469
EBITDA	10,212	34,936

Less:
Current income tax benefit (expense)	(255)	(2,523)
Maintenance capital expenditures	(111)	(1,002)
Interest income (expense), net	(166)	(469)
Plus:
Non-cash cost of compressors sold	—	119
Equity compensation	429	1,459
Distributable cash flow	$10,109	$32,520

Cash distribution attributable to period	$6,943	$27,251

Distribution coverage ratio	1.46x	1.19x

Contact:
Compressco Partners, L.P., Oklahoma City, Oklahoma
Ronald J. Foster, 405/677-0221
Fax: 405/619-9244
www.compressco.com